Exhibit 10.2

HANSEN MEDICAL, INC.

May 12, 2014

Robert O. Cathcart

Dear Bob:

Hansen Medical, Inc. (the “Company”) is pleased to offer you enhancements to your Retention Agreement with the Company dated as of January 10, 2013 (the Retention Agreement”), as described in this letter.

Specifically, (1) the cash severance payments you are eligible to receive pursuant to Sections 3(b)(i) or 3(c)(ii) of the Retention Agreement will be equal to 12 months’ of your then-current annual base salary and, if applicable under the terms of the Retention Agreement, a prorated portion of your annual target bonus for the same period and (2) the Company will pay COBRA Coverage (as defined in the Retention Agreement) for you and your eligible dependents pursuant to Sections 3(b)(ii) or 3(c)(iii) of the Retention Agreement for up to 12 months following the Date of Termination (as defined in the Retention Agreement). Receipt of these benefits is subject to the other terms and conditions of the Retention Agreement, including Section 3(d).

Except as described in this letter, the terms of your Retention Agreement remain in full force and effect.

Nothing in this letter alters in any way your at-will employment relationship with the Company and therefore, you and the Company continue to have the right to terminate your employment with the Company at any time and for any reason, with or without cause.

If you have any questions regarding this letter you may contact me. This letter and the Retention Agreement constitute the entire agreement between you and the Company regarding the subject matter of this letter. Finally, this letter may only be modified in an express written agreement signed by you and a duly authorized officer of the Company.

Very truly yours,

HANSEN MEDICAL, INC.

By:	/s/ Christopher P. Lowe

Title:	Interim CEO

Accepted and agreed to:

/s/ Robert O. Cathcart
Robert O. Cathcart

Dated: May 12, 2014

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